CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement dated January 26, 2018 of our report dated April 27, 2017, except for Note 11, as to which the date is January 25, 2018, which contains an other matter paragraph related to a restatement of member preferred stock back distributable and an emphasis of a matter paragraph on going concern with respect to the financial statements of iConsumer Corp. for the years ended December 31, 2016 and 2015.

Wipfli, LLP

Minneapolis, Minnesota
January 25, 2018